                                                                EXHIBIT 99.2

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES
                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data ("the Unaudited Pro Forma Financial Data") as of June 30, 1997, for the six months ended June 30, 1997 and for the year ended December 31, 1996 have been derived by the application of pro forma adjustments to the financial statements of PMI incorporated by reference in this Prospectus and the applicable financial statements of NCMS. The unaudited consolidated financial statements of PMI include NCMS as of June 30, 1997 and for the period from June 1, 1997 (the effective date of approximately 69.9% control of NCMS) to June 30, 1997. The pro forma statements of income for the year ended December 31, 1996 and for the six months ended June 30, 1997 account for NCMS as if it was a wholly-owned subsidiary as of January 1, 1996 and January 1, 1997, respectively. The pro forma balance sheet gives effect to the acquisition of the minority interest of NCMS as if such acquisition had occurred on June 30, 1997. The adjustments are described in the accompanying notes. The pro forma financial data assumes that the minority shares of NCMS are acquired using PMI common shares. See Notes C and E of the Notes to Pro Forma Financial Statements for the impact on pro forma net income and pro forma net income per share assuming that 50% and 100% of the NCMS shareholders elect to receive cash. The Unaudited Pro Forma Financial Data do not purport to represent what the Company's results of operations actually would have been if the acquisition had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The Unaudited Pro Forma Financial Data should be read in conjunction with 1) the "PMI Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements set forth in PMI's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 which are incorporated herein by reference and 2) "NCMS Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations of NCMS" and the financial statements included elsewhere in this Prospectus.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES
                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                         SIX MONTHS ENDED JUNE 30, 1997

                                                                    NCMS
                                                                JANUARY 1 -      PRO FORMA      COMBINED
                                                     PMI        MAY 31, 1997    ADJUSTMENTS    PRO FORMA
                                                     ---        ------------    -----------    ---------
                                                        ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Speedway admissions.........................       $19,696        $2,668                        $22,364
  Other speedway revenues.....................        15,750         2,150                         17,900
  Merchandise, tires and accessories..........        16,225                                       16,225
                                                  ----------     ---------                     ----------
  Total Revenues..............................        51,671         4,818                         56,489
EXPENSES:
  Operating expenses..........................        16,314         3,077                         19,391
  Cost of sales...............................         9,402                                        9,402
  Depreciation and amortization...............         2,313           185         $ 486 A          2,984
  Selling, general and administrative.........         8,309           343                          8,652
                                                  ----------     ---------         -----       ----------
  Total Expenses..............................        36,338         3,605           486           40,429
Operating Income..............................        15,333         1,213          (486)          16,060
Interest Income (Expense), net................            77          (136)                           (59)
                                                  ----------     ---------         -----       ----------
Income Before Income Taxes....................        15,410         1,077          (486)          16,001
Income Taxes..................................         6,018           466                          6,484
Minority Interest.............................           (26)                         26 B
                                                  ----------     ---------         -----       ----------
Net Income....................................       $ 9,418         $ 611         $(512)        $  9,517 C
                                                  ==========     =========         =====       ==========
Net Income Per Share..........................          $.70          $.27                          $. 65 C
                                                  ==========     =========                     ==========
Weighted Average Number of Shares
  Outstanding.................................    13,457,164     2,236,705                     14,561,340 C
                                                  ==========     =========                     ==========

      See accompanying notes to unaudited pro forma financial statements.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES
                    UNAUDITED PRO FORMA STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1996

                                                                                  PRO FORMA      COMBINED
                                                    PMI          NCMS            ADJUSTMENTS    PRO FORMA
                                                    ---          ----            -----------    ---------
                                                        ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Speedway admissions........................       $20,248       $5,205                           $25,453
  Other speedway revenues....................        13,041        4,365                            17,406
  Merchandise, tires and accessories.........        21,886                                         21,886
                                                 ----------    ---------                        ----------
  Total Revenues.............................        55,175        9,570                            64,745
EXPENSES:
  Operating expenses.........................        18,067        6,097                            24,164
  Cost of sales..............................        12,834                                         12,834
  Depreciation and amortization..............         3,167          285           $ 1,068 D         4,520
  Selling, general and administrative........         6,185          742                             6,927
                                                 ----------    ---------           -------      ----------
  Total Expenses.............................        40,253        7,124             1,068          48,445
Operating Income.............................        14,922        2,446            (1,068)         16,300
Interest Income (Expense), net...............         1,950          (97)                            1,853
                                                 ----------    ---------           -------      ----------
Income Before Income Taxes...................        16,872        2,349            (1,068)         18,153
Income Taxes.................................         5,992          940                             6,932
                                                 ----------    ---------           -------      ----------
Net Income...................................       $10,880       $1,409           $(1,068)        $11,221 E
                                                 ==========    =========           =======      ==========
Net Income Per Share.........................          $.90         $.63                              $.83 E
                                                 ==========    =========                        ==========
Weighted Average Number of Shares
  Outstanding................................    12,128,920    2,236,705                        13,448,462 E
                                                 ==========    =========                        ==========

      See accompanying notes to unaudited pro forma financial statements.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES
                       UNAUDITED PRO FORMA BALANCE SHEET

                                 JUNE 30, 1997

                                                                         PRO FORMA
                                                           PMI          ADJUSTMENTS          TOTAL
                                                           ---          -----------          -----
                                                                      ($ IN THOUSANDS)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $  6,973                           $  6,973
  Receivables..........................................    12,135                             12,135
  Inventories..........................................     4,432                              4,432
  Prepaid..............................................     1,254                              1,254
                                                         --------                           --------
       Total Current Assets............................    24,794                             24,794
Property and Equipment, net............................   209,771                            209,771
Goodwill, net..........................................    30,099         $11,400 F           41,499
Other Assets...........................................     2,146                              2,146
                                                         --------         -------           --------
Total..................................................  $266,810         $11,400           $278,210
                                                         ========         =======           ========
          LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt....................  $ 13,620                           $ 13,620
  Accounts payable.....................................    18,026                             18,026
  Accrued expenses.....................................    10,661                             10,661
  Deferred revenues, net...............................    25,189                             25,189
                                                         --------                           --------
       Total Current Liabilities.......................    67,496                             67,496
Long-Term Debt, less current portion...................     5,287                              5,287
Deferred Taxes.........................................     9,910                              9,910
Minority Interest......................................     2,101         $(2,101)G               --
Commitments and Contingencies
SHAREHOLDERS' EQUITY:
  Common stock.........................................       141               4 H              145
  Additional paid-in capital...........................   157,721          13,497 I          171,218
  Retained earnings....................................    24,154                             24,154
                                                         --------         -------           --------
       Total Shareholders' Equity......................   182,016          13,501            195,517
                                                         --------         -------           --------
Total..................................................  $266,810         $11,400           $278,210
                                                         ========         =======           ========

      See accompanying notes to unaudited pro forma financial statements.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

JUNE 30, 1997 PRO FORMA INCOME STATEMENT

     A. To record: 1) amortization expense of $243,000, using an amortization period of 40 years, for the period from January 1 to May 31 on $23.3 million, which represents the excess purchase price of the majority interest in NCMS over the fair value of the net assets acquired; 2) amortization expense of $143,000, using an amortization period of 40 years, for the period from January 1 to June 30, 1997 on $11.4 million, which represents the excess purchase price of the minority interest over the fair value of the net assets acquired; and 3) additional depreciation expense of $100,000 on the increased valuation of the NCMS fixed assets as a result of purchase accounting adjustments.

     B. To reverse the minority interest expense recorded in the PMI consolidated statement of income for the six months ended June 30, 1997, reflecting the ownership by PMI of all of the NCMS Stock.

     C. The unaudited pro forma statement of income reflects the acquisition of the minority interest of NCMS assuming that all NCMS shareholders elect to receive PMI common shares. If 50% of the NCMS shareholders elect to receive cash, net income would be reduced by $133,000 and there would be no impact on net income per share for the six months ended June 30, 1997. If 100% of the NCMS shareholders elect to receive cash, net income would decrease by $266,000 and there would be no impact on net income per share for the six months ended June 30, 1997. The reduction in net income reflects additional interest expense, net of tax, on the cash payment to the NCMS shareholders.

DECEMBER 31, 1996 PRO FORMA INCOME STATEMENT

     D. To record: 1) amortization expense of $868,000, using an amortization period of 40 years, for the year ended December 31, 1996 on $34.7 million, which represents the excess purchase price over the fair value of the net assets acquired; and 2) additional depreciation expense of $200,000 on the increased valuation of the NCMS fixed assets as a result of purchase accounting adjustments.

     E. The unaudited pro forma statement of income reflects the acquisition of the minority interest of NCMS assuming that all NCMS shareholders elect to receive PMI common shares. If 50% of the NCMS shareholders elect to receive cash, net income would be reduced by $266,000 and there would be no impact on net income per share for the year ended December 31, 1996. If 100% of the NCMS shareholders elect to receive cash, net income would decrease by $532,000 and net income per share would decrease by $.01 for the year ended December 31, 1996. The reduction in net income reflects additional interest expense, net of tax, on the cash payment to the NCMS shareholders.

JUNE 30, 1997 PRO FORMA BALANCE SHEET

     F. To record the purchase of 673,227 shares at a value of $19.61 per share, plus estimated acquisition costs. The goodwill recorded is the excess of this amount over the fair value of the NCMS net assets acquired.

     G. To eliminate the minority interest recorded on the books of PMI at June 30, 1997.

     H. To reflect the issuance of 413,000 shares of PMI's common stock in exchange for 673,227 shares of NCMS stock. The NCMS stock is valued at $19.61 per share and converted to PMI Stock using an estimated average price of PMI's common stock of $32 per share.

     I. To record the increase in additional paid-in capital resulting from the purchase of the minority shares of NCMS.